                                                                   EXHIBIT 10.13


                           FIRST AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT

        This First Amended and Restated Employment Agreement (the "Agreement") is entered into effective as of January 7, 2002 between Critical Path ("Critical Path" or the "Company") and William McGlashan ("McGlashan") (or collectively referred to as the "Parties") and supersedes and replaces in all respects all of the terms of that certain Employment Agreement entered into between the parties as of August 1, 2001 (the "Former Agreement"). The Company desires to appoint McGlashan to the position of Chief Executive Officer for an indeterminate term and to have the benefits of his expertise and knowledge. McGlashan, in turn, desires to be employed by the Company as its Chief Executive Officer. The Parties, therefore, enter into this Agreement to establish the terms and conditions of McGlashan's employment as Chief Executive Officer of the Company.

        In consideration of the mutual covenants and representations contained in this Agreement, the Company and McGlashan agree as follows:

        1. EMPLOYMENT OF MCGLASHAN; DUTIES. The Company agrees to employ McGlashan, and McGlashan agrees to be employed by the Company, as the Chief Executive Officer ("CEO") of the Company and the President of the Company's subsidiary to be formed, Critical Path International ("CPI"). In his role as CEO of the Company, McGlashan shall report to the Board of Directors. As the CEO of the Company and the President of CPI, McGlashan's key duties will include the normal and customary duties of such positions and such other duties as the Company shall determine from time to time. McGlashan will use his specialized expertise, independent judgment and discretion in executing his job duties. McGlashan shall devote all of his time, interest and efforts reasonably necessary to the fulfillment of his duties and responsibilities under this Agreement.

                Consistent with the office of Chief Executive Officer and the duties typically attendant thereto, the Company reserves the right to change McGlashan's job duties and responsibilities in its sole discretion at any time upon reasonable notice, based on the needs of the Company and McGlashan's expertise and skills, subject to Section 12.4 below.

        2. EMPLOYMENT PERIOD. McGlashan shall serve as CEO of the Company until discharged by the Board of Directors of the Company or his employment is otherwise terminated pursuant to Section 12 below.

        3. PLACE OF EMPLOYMENT. McGlashan and the Company agree that during the Employment Period, his services will be performed at the Company's principal offices in San Francisco, California, subject to any necessary travel requirements of his position and duties hereunder.

        4. BASE SALARY. During the Employment Period, the Company shall pay McGlashan at the rate of Four Hundred Fifty Thousand Dollars ($450,000.00) per year, to be paid twice per month, subject to applicable withholding.

        5. BONUS COMPENSATION. McGlashan acknowledges prior receipt of $500,000 as a bonus paid as an inducement to enter into this Agreement. In addition, so long as McGlashan has not been terminated for Cause, as defined in Section 12.3 below, McGlashan will be eligible for bonus compensation, payable immediately following completion of the Company's audited financial statements for each full fiscal year, commencing with the 2002 fiscal year, subject to the following terms and conditions:

Eligible for annual bonus of 100% of base salary upon achieving 120% of financial metrics ("Plan"), to be determined by the Board of Directors of the Company. Such bonus will also be payable on a sliding scale at between 100% and 120% of Plan, as determined by the Board. Achieving substantially in excess of 120% of agreed-upon financial metrics shall result in additional bonus accelerators as agreed between McGlashan and the Board of Directors up to a potential bonus of 200% of base salary.

        6. EQUITY COMPENSATION. McGlashan shall be granted an option to purchase
1.7 million shares of the Company's Common Stock at an exercise price of fair market value as of the date of grant, pursuant to the Critical Path Amended and Restated 1998 Stock Plan. Subject to McGlashan's continued employment by the Company at each vesting date, such option shall vest in equal monthly installments from the date of this Agreement over a three (3) year period. Other than the vesting schedule, such option shall be granted pursuant to the same terms and conditions as contained in McGlashan's prior option agreement(s), including provisions for 100% acceleration of vesting of such option on a change of control.

        7. EMPLOYEE LOAN. The Company shall provide a full recourse loan to McGlashan for the purchase of a principal residence in an amount not to exceed $4 Million (the "Loan"). The Loan will be funded upon, or just prior to, the close of escrow on the purchase of such principal residence so long as McGlashan has not voluntarily resigned or been terminated by the Company for cause as defined in Section 12.3 below. The Loan shall be evidenced by a Promissory Note and a Loan Agreement, in the form attached hereto as Exhibits A and B, respectively. The Loan shall be a full recourse 10 year term loan. The Loan shall at all times be secured by Mr. McGlashan's principal residence (but not necessarily in first mortgage position) and to the extent necessary shall also be secured by that percentage of McGlashan's personal shareholdings in the Company such that at all times all outstanding principal plus accrued interest is at least 120% secured. The Company may obtain an annual appraisal of the property at its expense to ensure the Loan is secured as provided herein. If necessary following such appraisal, McGlashan shall exercise any vested options and pledge to the Company the number of shares necessary to bring the Company's security to at least 120% of the Loan amount plus accrued interest. McGlashan shall pledge such shares to the Company and execute an Assignment Separate from Certificate in connection with such pledge. Interest on the Loan shall be at the long term applicable federal rate (AFR) and shall be deferred until principal is due.

                The Loan Agreement shall provide (i) that the Loan will be entirely forgiven in the event of a Change of Control (as defined in the Loan Agreement) in the event that total consideration received by the Company in connection with such Change of Control is greater than $10 per share; (ii) in the event McGlashan's employment is terminated by (a) Mr. McGlashan's voluntary resignation or (b) by the Company for Cause (as defined in Section 11), then the Loan will become due and payable, with interest, in full no later than twelve
(12)
months following such termination; (iii) in the event McGlashan's employment is terminated other than for Cause (including his Constructive Termination), the Loan will remain in effect for the remainder of its term.

        8. EMPLOYEE BENEFITS.

                a. For so long as McGlashan is employed by the Company, McGlashan will be entitled to participate in the same employee benefits plans generally available to the Company's other executive and managerial employees, subject to the terms of the applicable plans, including: (i) all health insurance benefits provided to the Company's exempt employees; (ii) paid vacation in accordance with the Company's policies and procedures in effect with respect to the Company's other senior officers (for which the days selected for McGlashan's vacation shall be scheduled at a mutually agreeable time for the Company and McGlashan); and (iii) eligibility to participate in any profit sharing or other retirement plan maintained by the Company for its executive employees. Company also agrees to pay all fees and expenses in connection with his membership and participation in the Young Presidents' Organization.

                b. The Company shall obtain coverage for McGlashan under a director and officer insurance policy during the term of his employment that is equal to or comparable to the same coverage provided to the Company's other executive officers.

        9. INDEMNIFICATION BY THE COMPANY. To the fullest extent required by law, the Company agrees to indemnify and hold McGlashan harmless for any actions made in good faith while performing his duties as President and Chief Operating Officer of the Company and President of CPI.

        10. NON-DISCLOSURE OF CONFIDENTIAL AND PROPRIETARY INFORMATION. McGlashan acknowledges and agrees that during his employment with the Company, he will have access to, or become acquainted with the Company's "Confidential and Proprietary Information." "Confidential and Proprietary Information" includes, but is not limited to:

                a. The Company's trade secrets;

                b. Information developed by or on behalf of the Company such as financial information, billing information, marketing strategies, price lists, research, pending products and proposals, and proprietary materials; or

                c. Information of or concerning third parties including customers, suppliers and business partners, customer lists, supplier lists, as well as financial and billing information, and information about employees of the Company, including salaries and personnel data.

                McGlashan agrees that at all times during his employment and after his employment ends, he will protect the confidentiality of Confidential and Proprietary Information and will not directly use or disclose any Confidential and Proprietary Information except as may be necessary in connection with the services McGlashan provides to the Company.

                McGlashan further agrees that all the Company property and documents provided to him, including Confidential and Proprietary Information produced by him or others in connection with his employment with the Company, including copies thereof, shall remain the sole property of the Company and shall be returned promptly to the Company upon request or when he leaves the employment of the Company, including but not limited to, internal, proprietary, financial, technical, employee, sales, and marketing information.

        11. DEVELOPED INFORMATION. McGlashan agrees to promptly disclose and assign to the Company, the rights to all ideas, improvements, inventions, programs, surveys, trade secrets, know-how and data, whether or not patentable or registrable under copyright or similar statutes that McGlashan makes, conceives, reduces to practice or learn during McGlashan's employment which (a) are within the scope of his employment and are related to or useful in the business of the Company or its actual or demonstrably anticipated activities, or
(b) result from tasks assigned to McGlashan by the Company, or (c) are funded by the Company, or (d) result from use of premises owned, leased or contracted for by the Company (hereinafter "Developed Information"). Such disclosure shall continue for one (1) year after termination of McGlashan's employment with respect to anything that would be Developed Information if made, conceived, reduced to practice or learned during the term of this Agreement.

                This Agreement does not require assignment of any invention which qualifies fully for protection under California Labor Code section 2870 (hereinafter "Section 2870"). McGlashan understand that he bears the full burden of proving to the Company that Developed Information qualifies fully under
Section 2870.

        12. TERMINATION.

                12.1 AT-WILL EMPLOYMENT. McGlashan's employment pursuant to this Agreement is "at-will." As such, either the Company or McGlashan shall have right to terminate McGlashan's employment under this Agreement at any time, for any reason, with or without notice.

                12.2 SEVERANCE. If McGlashan's employment is terminated other than for "Cause" or if he resigns as a result of a "Constructive Termination," then McGlashan shall be offered, in exchange for a release of all claims, a lump sum severance payment equal to twelve (12) months salary under this Agreement plus 50% of his prior year's bonus. In addition, benefits under this Agreement shall be continued for a period of one (1) year, and McGlashan will receive one
(1) year of accelerated vesting of the options granted to him by the Company as of the date of termination.

                12.3 For purposes of this Agreement, "Cause" means:

                a. Commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and which has a material adverse effect on the business or affairs of the Company or its affiliates or stockholders;

                b. Intentional or willful misconduct or refusal to follow the lawful instructions of the Board of Directors; or

                c. Intentional breach of company confidential information obligations which has an adverse effect on the Company or its affiliates or stockholders.

For these purposes, no act or failure to act shall be considered "intentional or willful" unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company.

                12.4 RESIGNATION DUE TO "CONSTRUCTIVE TERMINATION". For purposes of this agreement, resignation as a result of "Constructive Termination" means that any of the following is undertaken without McGlashan's express written consent:

                a. A substantial diminution in McGlashan's title, duties, or compensation;

                b. A substantial increase in McGlashan's duties without a mutually agreeable increase in compensation;

                c. Any change in ownership or corporate structure which results in McGlashan no longer being CEO of a stand-alone publicly traded company through no fault of McGlashan;

                d. Failure of the Company to maintain coverage for McGlashan under an appropriate director and officer insurance policy;

                e. A relocation of the Company's business office to a location more than fifty (50) miles from San Francisco, except for reasonably required travel by McGlashan on the Company's business.

                f. The Company's material breach of this Agreement that remains uncured for thirty (30) days following McGlashan's written notice of such breach to the Company's Board of Directors.

                12.5 CONTINUED AFFILIATION WITH THE COMPANY. McGlashan's stock options granted pursuant to this Agreement shall continue to vest for so long as McGlashan is affiliated with the Company as an employee or Board member.

                12.6 EFFECT OF TERMINATION FOR "CAUSE." Upon any termination of this Agreement for Cause, the Company will have no further obligation to make any payment to McGlashan, under this Agreement or otherwise, except for the monthly base salary and vacation accrued as of the date of termination. In addition, McGlashan's entitlement to participate in any Company benefit plans shall immediately cease as of the date of termination, except as otherwise required by law.

                12.7 COOPERATION WITH COMPANY AT TERMINATION OF EMPLOYMENT. Upon termination of this Agreement by either party, McGlashan shall cooperate fully with Company in providing an orderly transition of all McGlashan's pending work. Upon the mutual agreement of the Parties, McGlashan also may provide such full-time or part-time services as Company may reasonably require during all or any part of the period following any notice of termination given by either party.

                12.8 RETURN OF COMPANY PROPERTY UPON TERMINATION. Upon termination of McGlashan's employment, McGlashan shall return all originals and copies of the Company's property in McGlashan's possession or control, including equipment, devices, vehicles, keys, computers, and including materials, memoranda, records, reports, recordings, customer lists or other documents, and specifically including any documents or computer disks or records containing confidential information, trade secrets or other proprietary information

        13. NATURE OF EMPLOYMENT. McGlashan represents to the Company that he has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be provided in accordance with this Agreement. In addition, while employed with the Company, McGlashan shall not, whether for compensation or otherwise, directly or indirectly perform any services or acts for any person or entity who is in competition with any business, services or products being offered for sale or produced by the Company. McGlashan shall not own an interest in, participate in or be connected as an officer, employee, agent, independent contractor, partner, shareholder or principal, of any corporation, partnership, proprietorship, firm, association, person, or other entity that directly or indirectly compete with the services and business of Company.

        14. NONSOLICITATION UPON TERMINATION OF EMPLOYMENT.

                14.1 NONSOLICITATION OF CLIENTS. McGlashan agrees all customers or clients of the Company for which McGlashan provides services during McGlashan's employment are solely the clients of the Company and not of McGlashan. McGlashan agrees that both while employed and for a period of one (1) year after the termination of this Agreement for any reason, McGlashan shall not, either directly or indirectly, solicit business, as to products or services competitive with those of the Company, from any of the Company's clients or prospective clients.

                14.2 NONSOLICITATION OF EMPLOYEES. McGlashan agrees the Company has invested substantial time and effort and resources in assembling, training and managing its present staff of personnel, which constitutes a significant asset of the Company. Accordingly, McGlashan agrees that both while employed and for a period of one (1) year after the termination of this Agreement for any reason, McGlashan will not directly or indirectly induce or solicit or encourage any of the Company's employees to leave their employment with the Company.

        15. NOTICES. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to McGlashan at the last address he has filed in writing with the Company or, in the case of the Company, to the General Counsel at the Company's principal executive offices.

        16. BINDING AGREEMENT. This Agreement shall be binding upon McGlashan and the Company on and after the date of this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of the Company and any successor of the Company.

        17. INTEGRATION. This Agreement, the Promissory Note and Loan Agreement attached hereto as Exhibits A and B, and the Nonstatutory Stock Option Agreement entered into pursuant to Section 6 above constitute the entire understanding of McGlashan and the Company with respect to the subject matter herein and supersedes and voids any and all prior agreements or understandings, written or oral, regarding the subject matter hereof. To the extent any of the referenced agreements are inconsistent with this Employment Agreement, the terms of the Employment Agreement shall control. This Agreement may not be changed, modified, or discharged orally, but only by an instrument in writing signed by the Parties.

        18. CONSTRUCTION. Each party has reviewed this Agreement. Therefore the normal rule of construction that any ambiguity or uncertainty in any writing shall be interpreted against the party drafting the writing shall not apply to any action on this Agreement.

        19. GOVERNING LAW. This Agreement shall be governed by the laws of the State of California, and the invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.

        20. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable by any court of competent jurisdiction will immediately become null and void, leaving the remainder of this Agreement in full force and effect. Any such prohibition or unenforceability in any court of competent jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        21. MANDATORY ARBITRATION. The Parties agree that any future controversy, claim or dispute arising out of or related to McGlashan's employment or the termination of his employment shall be resolved by binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy, or where Section 21(e) below specifically allows a different remedy.

                a. The Parties agree that the dispute shall be resolved by binding arbitration in San Francisco, California. If the Parties are unable to jointly select an arbitrator, they will obtain a list from the Federal Mediation and Conciliation Service and select an arbitrator by striking names from that list.

                b. The arbitrator shall have the authority to determine whether the conduct complained of violates the complainant's rights and, if so, to grant any relief authorized by law; subject to the exclusions of Section 21(e) below. The arbitrator shall not have the authority to modify, change, or refuse to enforce the terms of this Employment Agreement.

                c. The Company shall bear the costs of the arbitration, except that McGlashan may be required to pay costs not to exceed the amount of the then-current filing fee for a civil action filed in the court of general jurisdiction in the State of California. The arbitrator shall award the prevailing party in the arbitration its attorneys' fees.

                d. Arbitration shall be the exclusive final remedy for any dispute between the Parties including but not limited to any disputes or claims for discrimination or harassment (such as claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress, or any other disputes.

                e. Notwithstanding the arbitration provisions set forth herein, the Parties reserve their right to seek an injunction or other equitable relief from a court with applicable authority. McGlashan acknowledges that in the event of any breach of any provision of Sections 10, 11, or 14 of this Agreement, the Company would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the Company shall be entitled to seek an injunction to prevent breach of this Agreement and to compel specific performance of this Agreement, in addition to any other remedy to which it may be entitled in law or equity. To the extent any portion of Sections 10, 11 or 14 of this Agreement is deemed by the court to be overly restrictive as to time, scope or geographical area, the Parties agree that the court shall have the authority to reform the unlawful provision to be in conformance with the law, with the Parties' agreement that Sections 10, 11 and 14 are to be given the fullest force and effect permissible by law.

                f. The arbitrator shall issue a written arbitration decision stating the arbitrator's essential findings and conclusions upon which any award is based. A party's right to review of the decision is limited to the grounds provided under applicable law. The Parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement.

        IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

                                            CRITICAL PATH, INC.

Dated: 3/18/02                              By: /s/ David Hayden
      -----------------------                   --------------------------------
                                                DAVID HAYDEN, Executive Chairman



Dated: 3/18/02                              By: /s/ William McGlashan
      -----------------------                   --------------------------------
                                                William McGlashan, Personally

1/31/02 -- cb
2/26/02 - cb
02/27/02 -- cl